EXHIBIT 1



                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF PANASIA COMMUNICATIONS CORP.
                      HELD ON THE 21st DAY OF JANUARY, 2003


The  following  resolutions  were  passed  by  the Board of Directors of PanAsia
Communications Corp. (the "Company") having been consented to and adopted in writing by all the Directors of the Company as at January 21st 2003.

SHARES FOR DEBT EXCHANGE WITH CREDITORS:
----------------------------------------

     Uninet Technologies Inc.                         1,030,636

TOTAL SHARES TO BE ISSUED FOR DEBT:                   1,030,636
-----------------------------------

WHEREAS the Company is indebted and will be indebted to persons and Companies for their performance of duties, services and/or providing loans to the Company as described above;

AND WHEREAS the Company wishes to reimburse and to compensate the services and performance provided;

AND WHEREAS the Company now has available the above creditor(s) willing to be reimbursed in settlement of outstanding debts owed in the aggregate of US$15,459.54 in exchange for common shares of the Company and an agreement has been reached to value the settlement or payment at an exchange per common share price of $0.015;

THEREFORE IT BE RESOLVED that the Company issue ONE MILLION AND THIRTY THOUSAND, SIX HUNDRED AND THIRTY-SIX (1,030,636) shares representing 17.26% to the Creditors and agents in full settlement of debts owed and to be paid for future considerations at an exchange price per common share of $0.015. These shares will be issued under the conditions of Rule 144 and are to contain an appropriate restrictive legend.

AND FURTHER RESOLVED, that the President of PanAsia Communications Corp. is instructed to notify the Transfer Agent, Pacific Stock Transfer Company to effect the issuance of the shares.

Effective this 21st day of January, 2003.




/s/  Mark Glusing                              /s/  Cecil Morris
--------------------------------               --------------------------------
Mark Glusing, President                        Cecil Morris, Director


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